150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
	20120116699-57
Ross Miller	Filing Date and Time
Secretary of State	02/21/2012 8:00 AM
State of Nevada	Entity Number
	E0545322007-7

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Sagebrush Gold Ltd.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

One million (1,000,000) shares of of stock, par value $0.0001 par value per share, are hereby designated 9.0% Series D Cumulative Convertible Preferred Stock, (the "Series D Preferred Stock"), having preferences as to dividends and distributions, liquidation rights and conversion rights, as more particularly described in the attachment. The Series D Preferred Stock shall have the voting rights as required by the Nevada Revised Statutes and as set forth in Section 9 of the attachment. [See attachment].

3. Effective date of filing: (optional) February 21, 2012

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

SAGEBRUSH GOLD LTD.

**CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
9.0% SERIES D CUMULATIVE CONVERTIBLE PREFERRED STOCK**

PURSUANT TO SECTION 78 OF THE
NEVADA REVISED STATUTES

The undersigned, President of Sagebrush Gold Ltd., a Nevada corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on February 21, 2012 (the Effective Date");

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of 50,000,000 shares of Preferred Stock, par value $0.0001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation's Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue one million (1,000,000) shares of 9.0% Series D Cumulative Convertible Preferred Stock, par value $0.0001 per share (the "Series D Preferred Stock").

Section 2. Stated Value. Each share of Series D Preferred Stock shall have a stated value of $1.00 per share (the "Stated Value").

Section 3. Liquidation.

(a) Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series D Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value (the "Liquidation Amount") plus all accrued and unpaid dividends. All preferential amounts to be paid to the holders of Series D Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock and (ii) the Corporation's Common Stock. If upon any such distribution the

assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series D Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series D Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the Fair Market Value of such property.

Section 4. Rank. The Series D Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to all classes of Common Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation existing or hereafter created that are not Senior Securities or Parity Securities (collectively referred to, together with all classes of Common Stock, as "Junior Securities"); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which expressly provide that such class or series will rank on a parity with the Series D Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up or dissolution (collectively referred to as "Parity Securities"), provided that any such hereafter created Parity Securities that were not approved by the Holders in accordance with Section 9(a) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which expressly provide that such class or series will rank senior to the Series D Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to as "Senior Securities"), provided that any such Senior Securities that were not approved by the Holders in accordance with Section 9(b) hereof shall be deemed to be Junior Securities and not Senior Securities.

Section 5. Dividends.

(a) From after the Commencement Date (as defined in the Senior Secured Notes), (A) the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series D Preferred Stock at a rate per annum equal to 9.0% of the Liquidation Amount per share of the Series D Preferred Stock, and (B) in the event that the Corporation shall declare and pay or make a dividend or any other distribution (including, without limitation, in cash, in Capital Stock (which shall include, without limitation, any options, warrants, convertible securities or other rights to acquire Capital Stock of the Corporation, whether or not pursuant to a shareholder rights plan, "poison pill" or similar arrangement), evidence of indebtedness issued by the Corporation or other Persons or other property or assets) on or with respect to shares of any class of Common Stock of the Corporation, then the Board of Directors shall declare, and the Holders shall be entitled to receive in respect of each share of Series D Preferred Stock, a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of shares of Common Stock for which such share of Series

D Preferred Stock is convertible on the date of the payment of such dividend or distribution to holders of Common Stock. All dividends provided for in clause (A) above shall be cumulative, whether or not earned or declared, accruing on an annual basis from the Effective Date.

In the event that the Corporation shall not have funds legally available for, or is otherwise prohibited by Nevada Law, or any other applicable law, from paying any amounts under this Section 5(a), the obligation to pay such amounts shall be carried forward and fulfilled when such funds are legally available and the Corporation is permitted to do so under Nevada Law or any other applicable law.

Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the applicable record date therefor; provided that any dividend or distribution payable pursuant to clause (B) above of the first paragraph of this Section 5(a) shall be paid to the Holders of shares of record as they appear on the stock books of the Corporation on the record date applicable to holders of Common Stock and shall be paid to the Holders at the same time such dividend or distribution is made to holders of Common Stock, provided that such payment to all holders of Common Stock is not then prohibited under the NRS or any other applicable law.

(b) All dividends paid with respect to shares of the Series D Preferred Stock pursuant to Section 5(a) shall be paid pro rata to the Holders entitled thereto.

(c) (i) No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Series D Preferred Stock for all periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not so paid in full, all partial dividends declared upon shares of the Series D Preferred Stock and any Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Series D Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such Parity Securities bear to each other.

(ii) So long as any share of the Series D Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options (other than in exchange for Junior Securities) unless (1) full cumulative dividends determined in accordance herewith on the Series D Preferred Stock have been paid in full for all periods ended prior to the date of such payment and (2) such payment is in compliance with Section 9(f) hereof. Notwithstanding the foregoing, the Corporation shall make payments of principal and interest on the Senior Secured Notes when due and payable thereunder.

(iii) So long as any share of the Series D Preferred Stock is outstanding, the Corporation shall not (except with respect to dividends as permitted by Section 5(c)(i)) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options.

(d) Dividends payable on the Series D Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and, for periods not involving a full calendar month, the actual number of days elapsed (not to exceed 30 days).

(e) At the option of the Corporation, dividends payable on the Series D Preferred Stock shall be payable in cash or in shares of Common Stock based on the average Dividend Payment Share Price (as defined below) for the ten (10) Trading Days preceding any date that a dividend is payable (each, a "Dividend Payment Date). "Dividend Payment Share Price" means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on a Dividend Payment Trading Market, the daily volume weighted average price of the Common Stock for the ten (10) Trading Days prior to such date (or the nearest preceding date) on the Dividend Payment Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. New York City time to 4:02 p.m. New York City time); or (ii) if the Common Stock is not then listed or quoted on a Dividend Payment Trading Market for which the daily volume weighted average price of the Common Stock is available on Bloomberg L.P., the average closing price of the Common Stock for the ten (10) Trading Days immediately prior to such date. "Dividend Payment Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the NYSE Amex, the New York Stock Exchange, the Nasdaq National Market, or the OTC Bulletin Board.

Notwithstanding the foregoing:

A. Dividends payable on the Series D Preferred Stock shall be payable only in cash in the event that, as of any Dividend Payment Date, (A) any Event of Default has occurred and is continuing, (B) the Common Stock is not then listed or traded on a Dividend Payment Trading Market, and/or (C) the payment of dividends in shares of Common Stock would cause the Holder or its Affiliates to beneficially own (as defined in accordance with Section 13(d) of the Exchange Act in excess of 4.99% of the Common Stock of the Corporation then outstanding; and

B. In the event that the Corporation elects to exercise this option, the Holder shall have the right to require the Corporation to pay fifty percent (50%) of the dividend payable on any Dividend Payment Date in cash and fifty percent (50%) in shares of the Corporation's Common Stock as contemplated in Section 5(e).

Section 6. Conversion.

(a) Conversion Option. At any time and from time to time on or after the Effective Date, the Series D Preferred Stock shall be convertible (in whole or in part), at the option of the Holder (the "Conversion Option"), into such number of fully paid and non-assessable shares of Common Stock (the "Conversion Rate") as is determined by dividing (x) the aggregate Stated Value of the shares of Series D Preferred Stock that are being converted plus any accrued but unpaid dividends thereon as of such date that the Holder elects to convert by (y) the Conversion Price (as defined in Section 6(b) hereof) then in effect on the date (the "Conversion Date") on which the Holder faxes a notice of conversion (the "Conversion Notice"), substantially in the form of **Exhibit A** attached hereto, duly executed, to the Corporation (facsimile number: (925) 938-0406, Attn.: Stephen Alfers (or current CEO, President or CFO), provided, however, that the Conversion Price shall be subject to adjustment as described in Section 10 below. The Holder shall deliver the stock certificate representing the Series D Preferred Stock to be converted to the Corporation at the at such time that the Series D Preferred Stock is fully converted. With respect to partial conversions of the Series D Preferred Stock, the Corporation shall keep written records of the number of shares of Series D Preferred Stock converted as of each Conversion Date.

(b) The term "Conversion Price" shall mean $0.40, subject to adjustment under Section 10 hereof for all circumstances and in all cases set forth in such section since the Effective Date.

(c) Mechanics of Conversion

(i) Not later than three (3) Trading Days after any Conversion Date, the Corporation or its designated transfer agent, as applicable, shall issue and deliver to the Depository Trust Company ("DTC") account on the Holder's behalf via the Deposit Withdrawal Agent Commission System ("DWAC") as specified in the Conversion Notice, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. In the alternative, not later than three (3) Trading Days after any Conversion Date, the Corporation shall deliver to the Holder by express courier a certificate or certificates which shall be free of restrictive legends and trading restrictions representing the number of shares of Common Stock being acquired upon the conversion of the Series D Preferred Stock (the "Delivery Date"). Notwithstanding the foregoing to the contrary, the Corporation or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the Holder's behalf via DWAC (or certificates free of restrictive legends) if such conversion is in connection with a sale and the Holder has complied with the applicable prospectus delivery requirements (as evidenced by documentation furnished to and reasonably satisfactory to the Corporation) or such shares may be sold pursuant to Rule 144 or an exemption from the registration requirements of the Securities Act of 1933, as amended. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the Holder by the Delivery Date, the Holder shall be entitled by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the shares of Series D Preferred Stock tendered for conversion (if applicable), and whereupon the Corporation and the

Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 6(c)(ii) and 6(c)(iii) shall be payable through the date notice of rescission is given to the Corporation.

(ii) The Corporation understands that a delay in the delivery of the shares of Common Stock upon conversion of the Series D Preferred Stock beyond the Delivery Date could result in economic loss to the Holder. If the Corporation fails to deliver to the Holder such shares via DWAC (or, if applicable, certificates) by the Delivery Date, the Corporation shall pay to the Holder, in cash, an amount per Trading Day for each Trading Day until such shares are delivered via DWAC or certificates are delivered (if applicable), together with interest on such amount at a rate of 10% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of: (A) (i) 1% of the aggregate Stated Value of the Series D Preferred Stock requested to be converted for the first five (5) Trading Days after the Delivery Date and (ii) 2% of the aggregate Stated Value of the Series D Preferred Stock requested to be converted for each Trading Day thereafter; and (B) $1,000 per day (which amount shall be paid as liquidated damages and not as a penalty). Nothing herein shall limit the Holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and the Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Corporation shall only be obligated to pay the liquidated damages accrued in accordance with this Section 6(c)(ii) through the date the Conversion Notice is withdrawn.

(iii) In addition to any other rights available to the Holder, if the Corporation fails to cause its transfer agent to transmit via DWAC or transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series D Preferred Stock on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Corporation shall (1) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock that the Corporation was required to deliver to the Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Series D Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the

amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series D Preferred Stock as required pursuant to the terms hereof.

(d) Ownership Cap and Certain Conversion Restrictions.

(i) Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series D Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon the Holder providing the Corporation with sixty-one (61) days' advance notice (the "4.99% Waiver Notice") that the Holder would like to waive this Section 6(d)(i) with regard to any or all shares of Common Stock issuable upon conversion of the Series D Preferred Stock, this Section 6(c)(i) will be of no force or effect with regard to all or a portion of the Series D Preferred Stock referenced in the 4.99% Waiver Notice.

(ii) Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series D Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the Holder at such time, would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon the Holder providing the Corporation with sixty-one (61) days' advance notice (the "9.99% Waiver Notice") that the Holder would like to waive this Section 6(d)(ii) with regard to any or all shares of Common Stock issuable upon conversion of the Series D Preferred Stock, this Section 6(d)(ii) will be of no force or effect with regard to all or a portion of the Series D Preferred Stock referenced in the 9.99% Waiver Notice.

(e) Inability to Fully Convert.

(i) Holder's Option if the Corporation Cannot Fully Convert. In addition to the Holder's other remedies hereunder, if, upon the Corporation's receipt of a Conversion Notice, the Corporation cannot issue shares of Common Stock for any reason, including, without limitation, because the Corporation (x) does not have a sufficient number of shares of Common Stock authorized and available, or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory

organization with jurisdiction over the Corporation or any of its securities from issuing all of the Common Stock which is to be issued to the Holder pursuant to a Conversion Notice, then the Corporation shall issue as many shares of Common Stock as it is able to issue in accordance with the Holder's Conversion Notice and, with respect to the unconverted portion of the Series D Preferred Stock, the Holder, solely at Holder's option, can elect to:

(A) If the Corporation's inability to honor any conversion fully is pursuant to Section 6(e)(i)(x) above, require the Corporation to redeem that portion of the Series D Preferred Stock that Holder has requested conversion of and for which the Corporation is unable to issue Common Stock in accordance with the Holder's Conversion Notice (the "Mandatory Redemption") at a price per share equal to the Major Transaction Redemption Price (as defined in Section 11(b) below) as of such Conversion Date (the "Mandatory Redemption Price");

(B) if the Corporation's inability to fully convert is pursuant to Section 6(e)(i)(y) above, require the Corporation to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice;

(C) void its Conversion Notice and retain or have returned, as the case may be, the shares of Series D Preferred Stock that was to be converted pursuant to the Conversion Notice (provided that the Holder's voiding its Conversion Notice shall not affect the Corporation's obligations to make any payments which have accrued prior to the date of such notice);

(D) exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 6(c) above.

In the event that the Holder shall elect to convert any portion of the Series D Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, violation of an agreement to which the Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or adjoining conversion of all or of the Series D Preferred Stock shall have been issued and the Corporation posts a surety bond for the benefit of the Holder in an amount equal to 130% of the aggregate Stated Value of the Series D Preferred Stock the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(ii) Mechanics of Fulfilling Holder's Election. The Corporation shall immediately send via facsimile to the Holder, upon receipt of a facsimile copy of a Conversion Notice from the Holder which cannot be fully satisfied as described in Section 6(e) above, a notice of the Corporation's inability to fully satisfy the Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate (x) the reason why the Corporation is unable to fully satisfy such holder's Conversion Notice, (y) the aggregate Stated Value of Series D Preferred Stock the for which conversion has been requested and which cannot be converted and (z) the applicable Mandatory Redemption Price. The Holder shall notify the Corporation of its election pursuant to Section 6(e) above by delivering written notice via facsimile to the Corporation ("Notice in Response to Inability to Convert").

(iii) Payment of the Redemption Price. If the Holder shall elect to have its Series D Preferred Stock redeemed pursuant to Section 6 (e)(i) above, the Corporation shall pay the Mandatory Redemption Price to the Holder within thirty (30) days of the Corporation's receipt of the Holder's Notice in Response to Inability to Convert, provided, that, prior to the Corporation's receipt of the Holder's Notice in Response to Inability to Convert the Corporation has not delivered a notice to the Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Mandatory Redemption has been cured and all Conversion Shares issuable to the Holder can and will be delivered to the Holder in accordance with the terms set forth herein. If the Corporation shall fail to pay the applicable Mandatory Redemption Price to the Holder on the date that is five (5) Business Days following the Corporation's receipt of the Holder's Notice in Response to Inability to Convert (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Mandatory Redemption Price), in addition to any remedy the Holder may have hereunder, such unpaid amount shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full (or, if less, the highest rate permitted by law). Until the full Mandatory Redemption Price is paid in full to the Holder, the Holder may (i) void the Mandatory Redemption with respect to that portion of the Series D Preferred Stock for which the full Mandatory Redemption Price has not been paid, (ii) receive back such shares of Series D Preferred Stock, and (iii) require that the Conversion Price of such returned shares of Series D Preferred Stock be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Holder voided the Mandatory Redemption and (B) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date the Holder voided the Mandatory Redemption.

Section 7. Other Provisions.

(a) Reservation of Common Stock. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series D Preferred Stock from time to time outstanding.

(b) Record Holders. The Corporation and its transfer agent, if any, for the Series D Preferred Stock may deem and treat the record holder of any shares of Series D Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 8. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series D Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series D Preferred Stock.

Section 9. Voting Rights.

(a) Generally. The Holders shall have the right to receive notice of any meeting of holders of Common Stock or Series D Preferred Stock and to vote upon any matter submitted to a vote of the holders of Common Stock or Series D Preferred Stock. Except as otherwise expressly set forth in the Amended and Restated Article of Incorporation (including this Certificate of Designation and all other Certificates of Designation with respect to other classes or series of securities), the Holders shall vote on each matter submitted to them with the holders of Common Stock and all other classes and series of Capital Stock entitled to vote on such matter, taken together as a single class.

(b) Special Matters. For so long as at least 66 2/3% of the shares of Series D Preferred Stock that have been issued under this Certificate of Designation as of the applicable record date remain outstanding, the Corporation may not effect any of the following after the Issue Date without the consent and approval of the holders of a majority of the outstanding shares of Series D Preferred Stock, voting or consenting, as the case may be, as one class, separately from the holders of each other class and series of securities of the Corporation, in person or by proxy, either in writing or by resolution adopted at an annual or special meeting:

(1) the authorization or issuance of (or reclassification of any Junior Securities to) any class of (or the amendment of any terms of) Parity Securities;

(2) the authorization or issuance of (or reclassification of any Junior Securities or Parity Securities to) any class of (or the amendment of any terms of) Senior Securities;

(3) (A) the amendment or waiver of any of the terms of this Certificate of Designation or (B) the amendment or waiver of any other terms of the Amended and Restated Articles of Incorporation so as to affect (whether by merger, consolidation or otherwise) the specified rights, powers, preferences, or voting rights of the Series D Preferred Stock, including, in each case, any action to increase or decrease the number of authorized shares of Series D Preferred Stock; and

(4) Other than Permitted Indebtedness (as defined in the Senior Secured Notes), the incurrence of any Indebtedness (as defined in the Senior Secured Notes).

Notwithstanding the foregoing, without the consent of each Holder, no such amendment or waiver of the Amended and Restated Articles of Incorporation (whether by merger, consolidation or otherwise) may (i) subject any Holder to any additional obligation, (ii) reduce the Liquidation Amount of or dividend rate on the Series D Preferred Stock, (iii) postpone the

date fixed for any payment of the Liquidation Amount, or any dividends or other payments in respect of the Series D Preferred Stock, (iv) change the percentage of the shares of Series D Preferred Stock the Holders of which shall be required to consent or take any other action under this Section 9 or any other provision of this Certificate of Designation, (v) adversely affect the conversion rights of the Series D Preferred Stock or (vi) adversely affect the ranking of the Series D Preferred Stock.

(c) Number of Votes. In any case in which the holders of the Series D Preferred Stock shall be entitled to vote pursuant to this Certificate of Designation or pursuant to the NRS or other applicable law, each Holder entitled to vote with respect to such matter shall be entitled to vote, with respect to each share of such Series D Preferred Stock, the number of votes that equals the number of shares of Common Stock into which such share of Series D Preferred Stock is then convertible.

Section 10. Certain Adjustments.

(a) So long as any Series D Preferred Stock shall be outstanding, from and after the Effective Date, the Conversion Price shall be subject to adjustment from time to time as follows (but shall not be increased, other than pursuant to Section 10(a)(i) hereof):

(i) Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Effective Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Effective Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 10(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Effective Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, the applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Effective Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holders of the Series D Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation which they would have received had the Series D Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 10(a)(iii) with respect to the rights of the Holder; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this Section 10(a)(iii) as of the time of actual payment of such dividends or distributions.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series D Preferred Stock at any time or from time to time after the Effective Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 10 (a)(i), 10 (a)(ii) and 10 (a)(iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section10 (a)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert the Series D Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Series D Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Effective Date there shall be a capital reorganization of the Corporation (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 10 (a)(i), 10(a)(ii) and 10(a)(iii), or a reclassification, exchange or substitution of shares provided for in Section 10(a)(iv)), or a merger or consolidation of the Corporation with or into another Person where the holders of outstanding voting securities prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Corporation's properties or assets to any other Person (an "Organic Change"), then as a part of such Organic Change, (A) if the surviving entity in any such Organic Change is a public company that is registered pursuant to the Exchange Act, and its common stock is listed or quoted on a national exchange or the OTC Bulletin Board, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert the Series D Preferred Stock into the kind and amount of shares of

stock and other securities or property of the Corporation or any successor corporation resulting from Organic Change, and (B) if the surviving entity in any such Organic Change is not a public company that is registered pursuant to the Exchange Act, or its common stock is not listed or quoted on a national exchange or the OTC Bulletin Board, the Holder shall have the right to demand redemption of the Series D Preferred Stock pursuant to Section 11(b) hereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 10 (a)(v) with respect to the rights of the Holder after the Organic Change to the end that the provisions of this Section 10 (a)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series D Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Adjustments for Issuance of Additional Shares of Common Stock. Other than with respect to any issuance exempted pursuant to the terms of Section 10(c) hereof, in the event that the Corporation shall, at any time, from time to time after the Effective Date, issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 10(a) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Effective Date) ("Additional Shares of Common Stock"), at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be reduced to a price equal to the consideration per share paid for such Additional Shares of Common Stock.

(vii) Issuance of Common Stock Equivalents. The provisions of this Section 10(a)(vii) shall apply if (a) the Corporation, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), or (b) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the "Common Stock Equivalents") shall be issued or sold, at any time, from time to time after the Effective Date. If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (vi) of this Section 10 (a).

(viii) Consideration for Stock. In case any shares of Common Stock or any Common Stock Equivalents shall be issued or sold, at any time, from time to time after the Effective Date:

(1) in connection with any merger or consolidation in which the Corporation is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Corporation shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Corporation, of such portion of

the assets and business of the nonsurviving corporation as such Board of Directors of the Corporation may determine to be attributable to such shares of Common Stock, Common Stock Equivalents, rights or warrants or options, as the case may be; or

(2) in the event of any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Corporation shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any corporation, the Corporation shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the Fair Market Value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock. In the event Common Stock is issued with other shares or securities or other assets of the Corporation for consideration which covers both, the consideration computed as provided in this Section 10 (a)(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Corporation; or

(3) for services, other than as permitted pursuant to Section 10(c) hereof, the amount of consideration therefor shall be deemed to be the par value of the Common Stock.

(b) Record Date. In case the Corporation shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Common Stock Equivalents, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(c) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment to the Conversion Price in connection with the following: (i) issuances of shares of Common Stock or options to consultants, employees, officers or directors of the Corporation pursuant to any stock or option plan, in an aggregate amount not to exceed options to acquire more than 2.5% of the outstanding Common Stock in any calendar year, if and to the extent such grants are duly approved by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established

for such purpose and, in the case of any options, the exercise price of such options are in excess of the closing price of the Common Stock on the date of grant; (ii) issuances of securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on August 30, 2011, provided that such securities have not been amended since August 30, 2011 to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities, (iii) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (iv) issuances of shares of common stock, warrants or options (which options shall not be included as part of the 2.5% cap set forth in Section 10(c)(i) herein) by the Corporation to Continental Resources Group, Inc. or its shareholders (or issuances of Common Stock upon conversion or exercise thereof), pursuant to the provisions of that certain Asset Purchase Agreement dated as of July 22, 2011, as such provisions were in effect on July 22, 2011 (the "Continental APA"); provided, that, such warrants or options are not amended following the date of issuance by the Corporation to increase the number of shares issuable pursuant thereto or to decrease the exercise, exchange or conversion price thereof except to the extent such adjustments are required pursuant to the terms of such warrants or options as the case may be and (v) up to 12,000,000 shares of the Corporation's Common Stock and options to acquire 10,000,000 shares of the Corporation's Common Stock issued to the Corporation's Chief Executive Officer during the one year period beginning on August 30, 2011 and (vi) options (which options shall not be included as part of the 2.5% cap set forth in Section 10(c)(i) herein) to Mr. Barry Honig during the one year period beginning on August 30, 2011, in an aggregate amount not to exceed options to acquire more than 12,000,000 shares of the Corporation's outstanding Common Stock, if the exercise price of such options are in excess of the closing price of the Common Stock on the date of grant.

(d) No Impairment. The Corporation shall not, by amendment of its Amended and Restated Articles of Incorporation, Bylaws or other constitutional documents, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 10 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holder against impairment. In the event a Holder shall elect to convert any portion of the Series D Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and or adjoining conversion of all or of the Series D Preferred Stock shall have issued and the Corporation posts a surety bond for the benefit of such Holder in an amount equal to one hundred thirty percent (130%) of the aggregate Stated Value of the Series D Preferred Stock that the Holder has elected to convert, which bond shall remain in effect until

the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder (as liquidated damages) in the event it obtains judgment.

(e) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock pursuant to this Section 10, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of the Series D Preferred Stock. Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(f) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series D Preferred Stock pursuant thereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(g) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. All fractional shares shall be rounded up to the nearest whole share.

(h) Reservation of Common Stock. The Corporation shall at all times when the Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series D Preferred Stock and all dividends accrued thereon; provided that the number of shares of Common Stock so reserved shall at no time be less than one hundred twenty percent (120%) of the number of shares of Common Stock for which the Series D Preferred Stock and all dividends accrued thereon are at any time convertible. The Corporation shall, from time to time in accordance with Nevada law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Corporation's obligations under this Section 10 (h).

(i) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of the Series D Preferred Stock or any dividends accrued thereon require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 11. Redemption.

(a) Redemption Upon an Event of Default. Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default described in Section 2.1(e) and/or Section 2.1(l) of the Senior Secured Notes or the Corporation's failure to honor a conversion request pursuant to Section 6 hereof, the Holder shall have the right, at such Holder's option, to require the Corporation to redeem in cash all or a portion of the Series D Preferred Stock (together with any dividends accrued thereon) at the Redemption Price.

(b) Redemption Option Upon Major Transaction. In addition to all other rights of the Holder contained herein, simultaneous with the occurrence of a Major Transaction (as defined below), the Holder shall have the right, at the Holder's option, to require the Corporation to redeem all or a portion of the Series D Preferred Stock in cash at a price equal to the sum of (i) the greater of (A) one hundred and ten percent (110%) of the aggregate Stated Value of the then outstanding shares of Series D Preferred Stock plus all accrued and unpaid dividends thereon and (B) in the event at such time the Holder is unable to obtain the benefit of its conversion rights through the conversion of the Series D Preferred Stock and resale of the shares of Common Stock issuable upon conversion hereof in accordance with the terms of this Certificate of Designation, the aggregate Stated Value of the then outstanding shares of Series D Preferred Stock plus all accrued but unpaid dividends thereon, divided by the Conversion Price on (x) the date the Major Transaction Redemption Price (as defined below) is demanded or otherwise due or (y) the date the Major Transaction Redemption Price is paid in full, whichever is less, multiplied by the VWAP on (x) the date the Major Transaction Redemption Price is demanded or otherwise due, and (y) the date the Major Transaction Redemption Price is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of the Series D Preferred Stock (the "Major Transaction Redemption Price").

(c) "Major Transaction" A "Major Transaction" shall be deemed to have occurred at such time as any of the following events:

(i) the consolidation, merger or other business combination of the Corporation with or into another Person (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation or (B) a consolidation, merger or other business combination in which the Corporation is the surviving entity and the holders of the Corporation's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities).

(ii) the sale or transfer of more than fifty percent (50%) of any the Corporation's assets (based on the Fair Market Value) other than inventory in the ordinary course of business in one or a related series of transactions or the sale of all or any portion of the Corporation's entertainment or sports-related business or assets; or

(iii) closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted.

(d) Mechanics of Redemption at Option of Holder Upon Major Transaction. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Corporation shall deliver written notice thereof via facsimile and overnight courier ("Notice of Major Transaction") to the Holders of the Series D Preferred Stock. At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major Transaction, at any time within ten (10) days prior to a Major Transaction), any Holder may require the Corporation to redeem, effective immediately prior to the consummation of such Major Transaction, the Series D Preferred Stock by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Holder Upon Major Transaction") to the Corporation, which Notice of Redemption at Option of Holder Upon Major Transaction shall indicate (i) the aggregate Stated Value of the Series D Preferred Stock that the Holder is electing to have redeemed and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 11(b) above.

(e) Payment of Major Transaction Redemption Price. Upon the Corporation's receipt of a Notice(s) of Redemption at Option of Holder Upon Major Transaction from the Holder, the Corporation shall deliver the applicable Major Transaction Redemption Price immediately prior to the consummation of the Major Transaction; provided that the Holder's stock certificates representing the Series D Preferred Stock shall have been so delivered to the Corporation. If the Corporation shall fail to redeem the Series D Preferred Stock (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy the Holder may have hereunder, the applicable Redemption Price payable in respect of the Series D Preferred Stock shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full. Until the Corporation pays such unpaid applicable Redemption Price in full to the Holder, the Holder shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Corporation to promptly return the shares of Series D Preferred Stock to the Holder that was submitted for redemption under this Section 11 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Holder via facsimile (the "Void Optional Redemption Notice"). Upon the Corporation's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable Redemption Price to the Holder, (i) the Notice(s) of Redemption at Option of Holder Upon Major Transaction shall be null and void with respect to the shares of Series D Preferred Stock submitted for redemption and for which the applicable Redemption Price has not been paid, (ii) the Corporation shall immediately return any shares of Series D Preferred Stock submitted to the Corporation by the Holder for redemption under this Section 11(e) and for which the applicable Redemption Price has not been paid and (iii) the Conversion Price of such returned shares of Series D Preferred Stock shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice(s) is delivered to the Corporation and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Redemption of Option of Holder Upon Major Transaction is delivered to the Corporation and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Corporation; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect. A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Corporation's obligations to make any payments

which have accrued prior to the date of such notice. Payments provided for in this Section 11 shall have priority to payments to other stockholders in connection with a Major Transaction.

(f) The Corporation acknowledges that, notwithstanding the provisions of this Section 11, the occurrence of a Major Transaction without the Holder's consent pursuant to the Senior Secured Notes may constitute an Event of Default hereunder and nothing in this Section 11 shall be deemed to limit the Holder's remedies in respect thereof.

Section 12. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

"Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this definition, a Person shall be deemed to be "controlled by" a Person if such latter Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such former Person.

"Board of Directors" shall have the meaning provided in the first paragraph of this Certificate of Designation.

"Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

"Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

"Certificate of Designation" means this Certificate of Designation creating the Series D Preferred Stock.

"Closing Bid Price" shall mean, on any particular date (i) the last trading price per share of the Common Stock on such date on the OTC Bulletin Board or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the last trading price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not then listed or traded on a registered national securities exchange or quoted on the OTC Bulletin Board, then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (iii) if the Common Stock is not then publicly traded the Fair Market Value of a share of Common Stock as determined by the Holder and reasonably acceptable to the Corporation.

"Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the Effective Date such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

"Common Stock" means the Corporation's Common Stock, par value $0.0001 per share.

"Conversion Price" shall have the meaning set forth in Section 6(b) above.

"Corporation" shall have the meaning provided in the first paragraph of this Certificate of Designation.

"Effective Date" shall have the meaning provided in the first paragraph of this Certificate of Designation.

"Event of Default" shall be any "Event of Default" under the Senior Secured Notes or the Corporation shall fail to observe or perform any other covenant or agreement contained in this Certificate of Designation, which failure is not cured, if possible to cure, within 3 Business Days after the occurrence thereof.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

"Fair Market Value" means, with respect to any asset or property, the price which would be negotiated in an arm's-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the legally adopted vote or consent of the Board of Directors and certified in a board resolution.

"Holder" means a holder of shares of Series D Preferred Stock as reflected in the register maintained by the Corporation or the transfer agent for the Series D Preferred Stock.

"Junior Securities" shall have the meaning provided in Section 4

"Liquidation Amount" shall have the meaning provided in Section 3 (a).

"NRS" means the Nevada Revised Statutes under the laws of the State of Nevada.

"Parity Securities" shall have the meaning provided in Section 4.

"Person" means an individual, corporation, partnership, limited liability company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

"Platinum Notes" means those certain amended and restated senior secured convertible promissory notes dated on or about February21, 2012, issued by the Corporation and Gold Acquisition Corp. to Platinum Long Term Growth LLC and Lakewood Group LLC.

"Preferred Stock" means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

"Senior Secured Notes" shall mean those certain amended and restated senior secured convertible promissory notes dated on or about February 21, 2012, issued by the Corporation and Gold Acquisition Corp. to the Holders.

"Senior Securities" shall have the meaning provided in Section 4.

"Series D Preferred Stock" shall have the meaning provided in Section 1.

"Trading Day" means (a) a day on which the Common Stock is traded on the OTC Bulletin Board or a registered national securities exchange, or (b) if the Common Stock is not traded on the OTC Bulletin Board or a registered national securities exchange, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

"Trading Market" means the Over the Counter Bulletin Board, the OTCQB, the OTCQX, the New York Stock Exchange, the Nasdaq Capital Markets, the Nasdaq Global Markets, the Nasdaq Global Select Market or the NYSE Amex.

"VWAP" means, for any date, (i) the daily volume weighted average price of the Common Stock for such date on the OTC Bulletin Board or other Trading Market as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on a Trading Market for which the daily volume weighted average price of the Common Stock is available on Bloomberg L.P., or if prices for the Common Stock are then reported in the "Pink Sheets" published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 21st day of February 2012.

SAGEBRUSH GOLD LTD.

By: ______________________
Name: David Rector
Title: President

EXHIBIT A

NOTICE OF CONVERSION

SERIES D CONVERTIBLE PREFERRED STOCK

The undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock indicated below into shares of common stock, $.0001 par value per share (the "Common Stock"), of Sagebrush Gold Ltd., a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ______________________________

Number of shares of Series D Preferred Stock owned prior to Conversion: ______________________________

Number of shares of Series D Preferred Stock to be Converted: ______________________________

Stated Value of shares of Series D Preferred Stock to be Converted: ______________________________

Number of shares of Common Stock to be issued upon Conversion: ______________________________

Number of shares of Series D Preferred Stock subsequent to Conversion: ______________________________

HOLDER

____

Name:

Title: